Exhibit 99.1

B&G Foods Increases Dividend by 24 Percent

— Board Also Authorizes Stock and Debt Repurchase Program —

PARSIPPANY, N.J., February 22, 2011 — B&G Foods, Inc. (NYSE: BGS) announced today that its Board of Directors increased the Company’s quarterly dividend rate 24% from $0.17 per share of common stock to $0.21 per share of common stock.  The next quarterly dividend will be payable on May 2, 2011 to shareholders of record as of March 31, 2011.  At the closing market price of the common stock on February 22, 2011, the new dividend rate represents an annualized yield of 5.9%.  This is the twenty-sixth consecutive quarterly dividend declared by the Board of Directors since B&G Foods’ initial public offering in October 2004.

The Company also announced that its Board of Directors has authorized a stock and debt repurchase program for the repurchase of up to $25.0 million of the Company’s common stock and/or 7.625% senior notes due 2018 through March 31, 2012.  Under the authorization, the Company may purchase shares of common stock and/or senior notes from time to time in the open market or in privately negotiated transactions in compliance with the applicable rules and regulations of the Securities and Exchange Commission.

“We continue to believe that returning cash to our shareholders through strong dividends and share repurchases is a key component of B&G Foods’ total return to our shareholders,” stated David L. Wenner, President and Chief Executive Officer, of B&G Foods.  “The Board’s actions today reflect continued confidence in the strength of our business and our ability to continue generating strong cash flows.  We also remain committed to our acquisition strategy and continue to pursue accretive acquisitions when opportunities arise.”

The timing and amount of stock and/or debt repurchases under the program, if any, will be at the discretion of management, and will depend on available cash, market conditions and other considerations.  Therefore, there can be no assurance as to the number of shares, if any, that will be repurchased under the repurchase program, or the aggregate dollar amount of the shares or principal amount of senior notes, if any, repurchased.  The Company may discontinue the program at any time.  Any shares or senior notes repurchased pursuant to the repurchase program will be cancelled.  The Company currently has 47,639,924 shares of common stock outstanding and $350.0 million principal amount of senior notes outstanding.

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, shelf-stable foods across the United States, Canada and Puerto Rico.  B&G Foods’ products include hot cereals, fruit spreads, canned meats and beans, spices, seasonings, hot sauces, wine vinegar, maple syrup, molasses, salad dressings, Mexican-style sauces, taco shells and kits, salsas, pickles, peppers and other specialty food products.  B&G Foods competes in the retail grocery, food service, specialty, private label, club and mass merchandiser channels of distribution.  Based in Parsippany, New Jersey, B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Brer Rabbit, Cream of Rice, Cream of Wheat, Don Pepino, Emeril’s, Grandma’s Molasses, Joan of Arc, Las Palmas,

Maple Grove Farms of Vermont, Ortega, Polaner, Red Devil, Regina, Sa-són, Sclafani, Trappey’s, Underwood, Vermont Maid and Wright’s.

Contacts:

Investor Relations:	Media Relations:
ICR, Inc.	ICR, Inc.
Don Duffy	Matt Lindberg
866-211-8151	203-682-8214